Exhibit m 6 c

ECLIPSE FUNDS INC.	PLAN OF DISTRIBUTION
PURSUANT TO RULE 12b-1
FOR CLASS R3 SHARES

SCHEDULE A
(AS OF OCTOBER 28, 2009)

CASH RESERVES FUND
CONSERVATIVE ALLOCATION FUND
EPOCH U.S. ALL CAP FUND
FLOATING RATE FUND
GROWTH ALLOCATION FUND
GROWTH EQUITY
INDEXED BOND FUND
INTERMEDIATE TERM BOND FUND
MODERATE ALLOCATION FUND
MODERATE GROWTH ALLOCATION FUND
S&P 500 INDEX FUND
SHORT TERM BOND FUND
RETIREMENT 2010 FUND
RETIREMENT 2020 FUND
RETIREMENT 2030 FUND
RETIREMENT 2040 FUND
RETIREMENT 2050 FUND